Exhibit 99.1

EXECUTIVE SUMMARY

PetroHunter
ENERGY CORPORATION

October 23, 2006

AUSTRALIA | NORTH AMERICA

PetroHunter Oil & Gas Prospects

Energy Industry Outlook & Market Growth Potential

Strong pricing and robust energy demand have produced a highly favorable economic environment for exploration and development of oil and gas prospects on a global basis.

The most recent forecasts by the Energy Information Administration (EIA) show that the demand for energy of all forms is likely to increase significantly over the next 20 years. By 2020, total energy consumption is expected to increase by 32 percent, petroleum by 33 percent, and natural gas by more than 50 percent. At the same time, U.S. natural gas reserves have declined from 290 Tcf in 1970 to 184 Tcf in 2002. PetroHunter is well positioned to benefit from this trend of increasing demand for energy in an environment of reduced supply and expertise in developing unconventional petroleum resources.

Why is PetroHunter Focused on Unconventional Oil & Gas?

The worldwide demand for and consumption of energy is growing rapidly. At the same time, the available supply of conventional petroleum resources is shrinking and market prices for these resources are at record levels.

In the past, unconventional oil and gas have been uneconomic or less economic resources to explore and develop. These resources include tight (low permeability) sandstones, basin centered gas accumulations (BCGA) and oils, shale oil and gas, coalbed methane, heavy oils, and tar sands.

With higher commodity prices to offset costs and with recent advances in extraction and production technologies, unconventional resources have become much more economically viable to produce and currently provide one quarter of U.S. natural gas. Because unconventional resources are available in vast quantities (up to four times larger than conventional reserves), PetroHunter is capitalizing on this opportunity.

Estimated Resources and Acreage*

	Gas	Oil	Acres
NATURAL GAS PROSPECTS

PICEANCE II — Reserves			1,000
Proved	212 Bcf
Proved & Probable	274 Bcf
Proved, Probable & Possible	338 Bcf

BUCKSKIN MESA PROJECT — Prospective Resources			20,000
Low Estimate	800 Bcf
Best Estimate	1000 Bcf
High Estimate	1300 Bcf

SOUTH BRONCO PROSPECT — Prospective Resources			5,600
Low Estimate	14 Bcf
Best Estimate	21 Bcf
High Estimate	28 Bcf

HEAVY OIL PROSPECTS

MONTANA — Reserves			20,000
FIddler Creek
Proved		20 MMBO
Proved & Probable		37 MMBO
Proved, Probable & Possible		67 MMBO

Promised Land
(Data Being Compiled)

UTAH LEASES — Prospective Resources			173,000
West Rozel Field
Low Estimate		10.7 MMBO
Best Estimate		24.5 MMBO
High Estimate		47.7 MMBO

Gunnison Wedge Prospect
Low Estimate		19 MMBO
Best Estimate		55 MMBO
High Estimate		134 MMBO

AUSTRALIA

AUSTRALIA — Prospective Resources			7,000,000
Low Estimate	135 Bcf	253 MMBO
Best Estimate	223 Bcf	358 MMBO
High Estimate	341 Bcf	484 MMBO

TOTALS

Totals			7,219,600
Low Estimate	1161 Bcf	302.7 MMBO
Best Estimate	1518 Bcf	474.5 MMBO
High Estimate	2007 Bcf	732.7 MMBO

Source – Gustavson Associates

*	The resource estimates and acreage numbers represent a combined 100% interest of PetroHunter and MAB Resources LLC. PetroHunter’s primary assets consist of its undivided 50% working interest in oil and gas leases and related interests in the various natural gas, oil and heavy oil prospects described in this executive summary.

PetroHunter Energy

PetroHunter Energy Corporation is a global oil and gas exploration and production company that is committed to acquiring and developing primarily unconventional oil and natural gas prospects that it believes have a very high probability of economic success. In the near term, the company will seek a listing on the Alternative Investment Market (AIM) of the London Stock Exchange as the primary market for its common stock.

Strategy and Business Model

PetroHunter’s business model targets high quality, predominantly low risk, niche-oriented exploitation projects, with an emphasis on unconventional oil and gas prospects, many of which have been previously explored and identified, but for economic or other reasons were abandoned or shut in. PetroHunter seeks to identify and participate in projects that are either contiguous to areas with current or prior production history, contain acreage with successful test wells, or have 2-D and/or 3-D seismic data that its consultant team of petroleum geologists believes present strong evidence of significant quantities of potential resources underlying the property.

PetroHunter’s primary assets consist of its undivided 50% working interest in oil and gas leases and related interests in the various natural gas, oil and heavy oil prospects described in this executive summary. The other undivided 50% working interest in these properties is owned by MAB Resources LLC. The agreement between PetroHunter and MAB (the “PetroHunter/MAB Agreement”) requires MAB to assign to PetroHunter an undivided 50% of all properties acquired by MAB.

“Evan Smith, co-manager of the $780 million U.S. Global Investors’ Global Resources Fund, expects a much longer and stronger up-cycle than usual because so many oil and gas producers underinvested in their business for the past two decades and have years of catching up to do to develop new supplies.”

— BusinessWeek Dec. 26, 2005

Following thorough due diligence by its management team and its team of highly qualified, long established petroleum geologists and minerals appraisers, PetroHunter Energy will participate in the acquisition, exploration and development of low to moderate risk, high reward oil and gas energy prospects globally, and in doing so will endeavor to create significant shareholder value for its investors.

MAB Resources LLC

Marc A. Bruner is the founder and Managing Member of MAB Resources LLC. Mr. Bruner is a second generation oil and gas executive whose father, Arnold Bruner, was a founder of Triton Energy Corporation. Mr. Bruner formed MAB Resources in 2005 as an organization to launch and manage the identification, exploration and development of unconventional oil and gas resources on a global basis using a proven formula that he has perfected during 30 years in the oil and gas industry.

Mr. Bruner’s formula for the successful development of unconventional oil and gas resources has resulted in the formation of several energy companies that he co-founded during the past two decades that together represent more than $12 billion in market value today.

The companies that have been formed or co-founded by Mr. Bruner include Ultra Petroleum (AMEX: UPL), founded in 1979, Pennaco Energy, which was acquired by Marathon Oil (NYSE: MRO) in 2001 for $500 million, Gasco Energy (AMEX: GSX) formed in 1997, Exxel Energy Corporation (TSXV: EXX) founded in 2001, Galaxy Energy Corporation (AMEX: GAX) formed in 2002, Falcon Oil & Gas, Ltd. (TSXV: FO) formed in 2005, and PetroHunter Energy Corporation.

Natural Gas Prospects

COLORADO

Piceance Basin

The Piceance Basin is located in western Colorado along the I-70 corridor between Grand Junction and Glenwood Springs in what is known as the Grand Valley. There are over 6,000 active oil and gas wells in the Piceance Basin. This area has been undergoing a rapid expansion in gas production and exploration due in part to increasing gas prices from 2002 to the present, increased pipeline capacity, and improved technology, which have all contributed to the success of the unconventional Basin Centered Gas Accumulation (BCGA) in the Grand Valley area.

Although the Piceance Basin has been an established producing area for the past twenty years, a combination of low gas prices and technical challenges slowed the exploitation of what geologists classify as an enormous gas potential for several reasons. For example, Rocky Mountain gas prices have suffered due to a lack of export pipeline infrastructure. This gas has typically sold for a couple of dollars per mcf below Henry Hub pricing for the rest of the country. Also, the greatest potential resources are found in unconventional technically challenging deposits, i.e., coalbed methane, tight gas sands, and Basin Centered Gas Accumulations or BCGAs.

Recently, the industry has developed new technologies that allow us to solve these problems and access theses resources at commercially viable rates and quantities. As these conditions are changing, gas production is undergoing a dramatic increase in the Rocky Mountain West. Today, with increased gas prices and constantly improving technology, more and more gas resources are becoming accessible and with them a higher yield of “economic fruit” at lower risk.

Piceance II Prospect

Piceance II is one of PetroHunter’s natural gas prospects in Colorado’s Piceance Basin. The prospect consists of 1,000 net mineral acres, and is surrounded by producing fields. Site access, pipelines and rigs are available. Geologists believe this project has the potential to generate short term production revenue.

This area is near the producing fields of Grand Valley, Rulison, Parachute, and Mamm Creek in Garfield County. Almost 300 producing wells can be found in the vicinity of the subject area. Approximately 1,500 drilling permits (out of 4,500 total in Colorado in 2005) were issued for wells in Garfield County.

The primary producing horizon in this area is the Williams Fork formation consisting of vertically stacked, non-marine meander-channel point-bar sandstones each of which is relatively limited in a real extent. The sand bodies and the coals in the Cameo member are very low permeability reservoirs with less than 1 millidarcy and often in the microdarcy range.

A greater number of wells are being drilled on 10- to 20-acre spacing. Increasing gas prices and better access to delivery pipelines has made formerly low-priced, stranded Piceance Basin gas into a highly profitable money-maker. The initial production estimate for each well in this project is one to two million cubic feet per day, with per well reserves estimates of 1.5 Bcf.

Buckskin Mesa Prospect

PetroHunter Energy is participating in a large acreage position consisting of some 20,000 acres that have been leased in and around the Buckskin Mesa/Powell Park discovery wells. Gustavson Associates estimates the existing in place potential gas resources* (P50) of all play types within the prospect at nearly 3 TCF of gas with potential recoverable resources of 1.6 TCF

The Buckskin Mesa Project, located in the northeastern Piceance Basin, Rio Blanco County, Colorado, first generated interest in the 1950s due to surface geological features – faults and an anticlinal closure.

*	includes recoverable and unrecoverable resources.

South Bronco Prospect

The South Bronco Project is a gas project located in the southern part of the prolific Piceance Basin gas producing area of Western Colorado.

South Bronco consists of approximately 5540 net acres in the southern Piceance Basin (with PetroHunter owning a 50% undivided working interest). PetroHunter has identified 14 locations, based on 320-acre spacing, with prospective resources of 14-28 Bcf.

Natural Gas Prospects

The leasehold is adjacent to Roberts Canyon field, which has gas production from the Cretaceous Dakota and Cedar Mountain Sandstones at approximately 7,500´ and the Cozzette and Corcoran Sandstones at approximately 3,500´. The Dakota and Cedar Mountain Sandstones are non-marine fluvial deposits formed in meandering rivers and make good hydrocarbon reservoirs in adjacent fields. The Cozzette and Corcoran Sandstones are important gas reservoirs across the Piceance Basin and consist of shore-line and near-shore marine sandstones and estuary channel sandstones. The Cedar Mountain sandstone consists of an approximately 90´ gross interval and the Dakota sandstone has up to 60´ of gross interval.

In mid-2006, EnCana announced the results from a discovery well drilled and completed in the Cedar Mountain and Dakota formations. The EnCana well, located two miles from PetroHunter’s property, tested at an initial rate of 3.9 mmcf per day. EnCana has submitted applications to drill three additional wells near its discovery well. PetroHunter plans to drill one well to test the Cedar Mountain and Dakota formations.

Piceance Basin Economics & Ownership

Using P50 reserves, capital costs of $1.5 million per well ($233.9 million total, net to PetroHunter Energy), and gas price forecast based on the NYMEX futures strip of December 19, 2005, economic forecasts for the project yield total net income over forty years of $701.1 million, a total Net Present Value (NPV) (after deduction of capital) discounted at 10% of $113.3 million, and internal rate of return of 35%. This preliminary evaluation suggests that the Piceance Basin presents an opportunity to enter a low risk exploration play in a readily accessible area with favorable terms and economics.

Under the PetroHunter/MAB agreements, covering each of the Colorado projects described, PetroHunter owns a 50% working interest in these leases and is obligated to pay 100% of the first $50 million of the costs and expenses incurred by MAB Resources and PetroHunter in connection with acquisition, drilling and development. Thereafter, each party will be responsible for its proportionate interest.

Heavy Oil Prospects

PRODUCTS AND MARKETS FOR HEAVY OIL

Heavy oil is a niche petroleum product with a sustainable, growing demand as the basis for specialized end use products as outlined in the following table.

Asphalt Products

Roofing Products

•	Roofing Flux: a premium construction product

•	A key user is Owens Corning’s Trumbull Asphalt division

Asphalt Products

•	Payment fills 85% of market share for asphaltic heavy crude

•	PMA Base: Polymer Modified Asphalt premium paving product

•	PG-Specific Asphalt: mid grade paving produce

•	Non-Specific Asphalt: non-‘highway grade’ asphalt

•	Joint Fillers and Crack Sealers

•	High quality material to fill cracks in pre-existing asphalt

•	Small-capacity, premium priced product

Crude Feedstock

•	For refineries — transport via truck or train

Mixing Crude

•	For asphalt producers (pending quality of our raw crude)

Asphalt Products
Pricing and Demand
Roofing Products
Roofing Flux	$30 - $37 / barrel
Asphalt Products
PMA Base	$25 - $32 / barrel
PG-Specific Asphalt	$22 -$30 / barrel
Non-Specific Asphalt	$21 -$27 / barrel
Oversupply	$12 -$18 / barrel
Expected	$25 -$32 / barrel
LocalReigonal Demand
Highway paving – Utah, Colorado, Wyoming, Arizona, New Mexico, Nevada
Roofing – asphalt/asphalt shingles for homebuilding industry

Refineries for Heavy Oil
Throughput (bbls/day)
Utah Refineries
Silver Eagle Refining	12,500
Koch Materials	12,000
Flying J Refinery	25,000
Regional Refineries
Husky, AB	23,500
Sunco, CO	57,500
Exxon Mobil, MT	58,000
Cenex, MT	46,000
Valero, TX	145,000
Frontier, WY	40,500
Sinclair, WY	84,000

Federal Funding for Highway Programs

On August 10, 2005, President Bush signed a $286.5 billion federal highway bill into law that is known as the “Safe, Accountable, Flexible, Efficient Transportation Equity Act: A Legacy for Users” (SAFETEA-LU). The new law, which authorizes federal surface transportation programs for highway construction and maintenance, highway safety, and transit for the 5-year period 2005-2009, represents the largest surface transportation investment in U.S. history, building on two earlier landmark highway bills.

This program will supply the funds and refine the programmatic framework for investments needed to maintain and grow the U.S. vital transportation infrastructure. As a result, there is a growing demand for highway construction materials, including asphalt:

•	Annual funding amounts total $2.7 billion per year over the next five years for seven western states: AZ, CO, ID, MT, NM, NV and UT

•	Utah alone will receive $1.8 billion over the five-year period

Along with the demand for paving materials to effect the highway improvements required by the law, there is a concurrent concrete supply shortage primarily due to hurricane reconstruction efforts in Florida, Louisiana, Mississippi on the U.S. Gulf Coast, and tsunami related reconstruction.

MONTANA

Fiddler Creek Prospect

PetroHunter has identified several potential locations for heavy oil exploration on its Montana leasehold in Carbon and Stillwater Counties, in which it has an undivided 50% working interest in more than 20,000 net mineral acres. The MAB/PetroHunter agreement is similar to the terms of the Colorado agreements described above, except that

Fiddler Creek Summary

•	20,000 net mineral acres (PetroHunter owns a 50% interest)

•	Heavy Oil prospect — potential oil in place 500 million BBLs*

•	Conventional Oil potential in Paleozoics

*	Includes recoverable and unrecoverable resources, with estimated recovery of 10%.

PetroHunter will pay the first $100 million in combined MAB/ PetroHunter project costs, and the parties will pay their respective 50/50 shares thereafter.

The Fiddler Creek Project Area included in this Montana acreage encompasses a number of anticlinal folds near the city of Red Lodge and just north of the Beartooth Mountain thrust in south central Montana. The project area is comprised of the Fiddler Creek, Dean Dome, and Roscoe Dome Fields. The oil is typically 10-17°API gravity crude. The reservoirs are in the Lower Cretaceous Greybull Sandstones of the Thermopolis and Cloverly Formations and the Pryor Sandstones of the Cloverly Formation. MAB Resources estimates oil-in-place* and reserves for the project area, as set forth in the table below. This prospect also has conventional oil potential in deeper Paleozoic horizons on these significant Big Horn Basin structures.

*	An estimated measure of the total amount of oil contained in a reservoir, including unrecoverable amounts, and, as such, a higher figure than the estimated reserves of oil.

Montana

Summary of Probabilistic Results – Oil Reserves, MMBO

Field	Formation	P90	P50	P10
Fiddler Creek	Pryor	13.2	25.8	47.8
	GB-A Marine	0.5	1.0	1.6
	GB-B Marine	0.4	0.7	1.2
	GB Valley	0.0	0.9	1.8
Roscoe	Pryor	2.9	4.8	7.7
	GB Valley	1.2	2.0	3.0
Dean Dome	GB-A Marine	1.1	1.8	2.9
	GB-B Marine	0.2	0.4	0.6

Total[1]		19.5	37.4	66.6

Est. Oil In Place: 500 MMBO* of Heavy Oil (10 - 17 API), with gas caps.

•	Fiddler 265 MMBO*

•	Dean/Roscoe 235 MMBO*

Reservoir Depth: 2000 - 4000 feet

[1]	The above probabilistic results are based on a 100% working interest.

*	Includes recoverable and unrecoverable resources, with estimated recovery of 10%.

Heavy Oil Prospects

UTAH

West Rozel Field – Great Salt Lake Basin

The West Rozel Field is located within the Great Salt Lake basin of north-central Utah. The West Rozel Field is a seismically-mapped, faulted anticline containing 2,000 to 2,300 acres of closure and about 300 feet of total oil column. The reservoir consists of a series of vertically stacked, fractured, Pliocene-age, basalt flows that are referred to as the West Rozel Basalt. Reservoir porosity and permeability is primarily controlled by the degree of fracturing within the reservoir but the best reservoir zones also have some matrix porosity. The oil is extra heavy (4-9° API), but flows readily with estimated viscosity at the reservoir temperature on the order of 500 centipoise.

Amoco Production Company discovered the field in the late 1970’s. Amoco drilled three wells in West Rozel Field. Two of the wells were pump-tested and produced almost 33,000 barrels of oil over a 64-day period, at oil rates as high as 600 BOPD. These vertical producers experienced a high water cut (65-80%) due to water coning.

Utah Summary

•	173,851 net mineral acres under lease with a NRI of 39.5% (PetroHunter owns a 50% interest)

•	Extra heavy oil – 4-9° API

•	Amoco discovered the field in the 1970’s

•	Gustavson Associates estimates oil in-place at 385,000,000 BO

•	Gustavson Associates estimates recoverable reserves of 10.7 million barrels (P90), 24.5 million barrels (P50)

•	Proposed project plan includes 3 vertical wells at West Rozel and 1 vertical well at Gunnison

•	17-22 month time table

Funding Requirements, Working Interest And Deal Structure

Under the PetroHunter/MAB Agreement, PetroHunter owns an undivided 50% working interest in 173,851 acres of oil and gas leases, including the northern area of the Great Salt Lake in Utah (the “Utah Leases”).

As with other PetroHunter/MAB jointly-owned properties, Petro-Hunter will pay for the first $50 million in costs paid or incurred in connection with or in respect to the acquisition, development and operations related to the Utah Leases, including wells and associated or related facilities required to produce the oil. After $50 million in costs have been paid or incurred by PetroHunter, PetroHunter and MAB Resources will each pay for their respective 50% proportionate share of all further costs.

Pursuant to the terms of the Utah Leases, one well must be drilled prior to the expiration date of the primary term under each Utah Lease. The primary terms of two of the Utah leases end in June 2008, and the primary term of the third Utah lease ends in May 2009. MAB Resources and Petro-Hunter Energy plan to drill at least one test well on each of the Utah leases prior to the end of each respective primary term. Subsequent drilling and development will depend on results of the first test well and further analysis of seismic surveys.

West Rozel Development Scenario

A development scenario for West Rozel Field has been developed that includes drilling 10 vertical exploration wells. West Rozel is expected to perform similarly to a group of other highly fractured reservoirs with recovery averaging 25-30% of oil originally in place.

Gustavson Associates has conducted a market study, and reached the following conclusions:

•	West Rozel may enjoy a competitive advantage in the local Rocky Mountain and regional market.

•	Desalting and dewatering refinement methods should achieve the most profitable combination of products.

•	It may be advantageous to obtain regional asphalt contracts commissioned by both private companies, and by the various state Departments of Transportation.

A probabilistic economic analysis was conducted by Gustavson Associates, utilizing the cost estimates supplied by a third party. In addition, an oil production rate forecast has been applied as supplied by MK Tech Solutions’ reservoir simulation and adjusted to yield Gustavson’s estimated total recovery. Input parameters that were varied include total oil recovery, product price, capital costs, operating costs, and transportation costs.

BEETALOO BASIN,

AUSTRALIA

Basin Centered Gas Prospect

The Beetaloo Basin is located in the Northern Territory of Australia approximately 500 km south of Darwin, and is a giant, under-explored frontier basin that has all the elements of a world-class hydrocarbon system. The basin is unusual in the 21st Century petroleum industry in that it is a very large under-explored basin containing a thick sequence of relatively undeformed Proterozoic age sediments. The basin contains a well-documented oil-prone source rock that has generated oil. Oil of 35°API gravity has been recovered from wells drilled off-structure. A dozen large structural leads have been identified from limited seismic control.

Beetaloo Basin Summary

•	7,000,000 net mineral acres with good access, additional acreage being acquired (PetroHunter owns a 50% interest)

•	Oil-prone source rocks that have generated billions of BBLS of oil

•	Indications of a large BCGA

•	Multiple conventional plays for oil and gas

•	Large untested structures, adequate reservoir quality, thick pays

•	Large seismically defined structural traps at 1,500 - 3,000 meters

•	Geologists believe opportunity exists for large reserves

•	High risk, modest failure costs, with high potential

Petroleum geologists who have studied the basin believe it exhibits the following characteristics:

•	potential for a significant unconventional play types, especially tight gas and/or Basin Centered Gas Accumulations. The unconventional BCGA resources are described as follows (Ben Law, An Assessment of Basin Centered Gas in the Beetaloo Basin, Northern Territory, Australia, 2005, proprietary report):

•	multiple conventional plays for oil and gas

•	truncation and stratigraphic trap potential is highly probable but as yet unidentified

The most likely estimates of recoverable gas in the Moroak and Bessie Creek Sandstones are calculated to be 11.2 and 17.5 trillion cubic feet (Tcf) respectively. These estimates are based on a well spacing of 160 acres and 10% recovery from a calculated most likely, in-place gas resource of 119 Tcf in the Moroak Sandstone and 174.9 Tcf in the Bessie Creek Sandstone. The large gas estimates re-flect the nature of BCGA accumulations. Additional gas, interpreted to be present in the Velkerri Formation source rock was not assessed, but could be significant based upon BCGA experience in the U.S.

Licensing terms are very attractive and Australia has highly favorable political and fiscal regimes. Infrastructure in the form of national highways, railroad, and a gas pipeline run through the acreage, affording access to local and international markets.

The assessment of the Beetaloo Basin is that the technical risk is high at this stage of exploration and that the potential reward is also very high. PetroHunter owns an undivided 50% working interest in the Beetaloo exloration permits, and will say the first $100 million of combined MAB/PetroHunter project costs. Thereafter, each Party pays its proportionate 50/50 share.

Australia – Beetaloo Basin

Summary of Probabilistic Resource Estimates for Conventional Plays

	Oil in Place MMBO	Associated Gas in Place BCF	Potential Recoverable Oil MMBO	Potential Recoverable Gas BCF
Jamison Reservoir, 80 Meter Tower Lead
Low Estimate, P90	214	78	37	17
Best Estimate, P50	388	187	72	43
High Estimate, P10	586	352	123	89
Moroak Reservoir, 80 Meter Tower Lead
Low Estimate	399	143	67	31
Best Estimate	640	313	121	72
High Estimate	947	579	195	143
Moroak Reservoir, Cooee Hill Lead
Low Estimate	504	182	85	38
Best Estimate	805	392	153	90
High Estimate	1,182	730	246	183
Total Three Leads/Reservoirs[1]
Low Estimate	1,419	607	253	135
Best Estimate	1,870	946	358	223
High Estimate	2,374	1,378	484	341

[1]	The above estimates are based on a 100% working interest. The estimates for the individual leads at these probability levels do of not sum to the estimate for the three leads in total: only the means of the distributions are additive. This is due to the behavior probability distributions, because each of the leads is sampled independently of the other two.

President’s Letter

PetroHunter Energy has acquired a diverse portfolio of potentially valuable oil and gas mineral leases in known unconventional resource plays, and in established fields increasing reserves there through reserve growth. These lower risk reserve additions are accomplished by using the most modern innovative exploration technologies in combination with formidable expertise in these resource and reserve growth plays. This expertise includes geologists, geophysicists, drilling engineering and management specialists. These human resources combined with cash liquidity provides for quick and decisive response in all areas of operation.

The most immediate potential source of revenue will come from the gas reserves in Colorado where we currently have a drilling rig under contract and began drilling in August of 2006. We are extremely optimistic about this operation as we are drilling adjacent to reservoirs which are currently producing. Our goal is to extend operations in this area to more than twenty wells by year-end.

In Montana we have assembled over 44,000 acres (22,000 net acres to PetroHunter) of medium to heavy oil mineral leases in known fields. One of these fields was active in the eighties, and with our new technologies, we feel we can restart successful production again and grow reserves there substantially.

PetroHunter has obtained a 50% undivided interest in exploration permits covering seven million acres in Australia with potential natural gas resource plays as well as conventional light crude fields. We currently have seismic crews in the region gathering 2-D seismic data over 360 miles.

PetroHunter is also currently pursuing other related opportunities to further enhance our portfolio. We have assembled a highly competent team to oversee these operations: From world renowned geologists with experience at the OPEC and UN Energy Commission levels to specialists, including geophysicists and drilling management, with years in the field experience around the world. Our executives also have decades of experience in the business, borne from a grass roots, refinery, pipeline and transportation basis to high-level corporate management.

Our diverse holdings of oil and gas acreage, our innovative technological approaches and our highly dedicated management group provides the tools necessary for a company with significant growth potential. The booming global petroleum products marketplace bodes well for our future and for the prosperity of PetroHunter and its shareholders.

Garry Lavold

President and Chief Operating Officer

PetroHunter Energy Corporation

Management Team

Marc A. Bruner

Founder

Mr. Bruner is the Managing Member of the MAB Resources LLC, an organization that is launching a global strategy for the exploration and development of unconventional oil and gas resources. Mr. Bruner has a strong track record of founding and developing unconventional energy companies. Mr. Bruner was a co-founder and is the current Chairman of Gasco Energy, Inc. (AMEX: GSX), and is currently chairman, president and CEO of Falcon Oil & Gas Ltd. (TSXV: FO). Previously, Mr. Bruner was a founder and was the Chairman of Ultra Petroleum Corporation (AMEX: UPL). Mr. Bruner also co-founded Pennaco Energy, Inc., which was acquired by Marathon Oil (NYSE: MRO) in 2001.

Kelly H. Nelson

Chairman and CEO

Kelly H. Nelson, age 49, is Chairman and CEO of PetroHunter Energy Corporation. Mr. Nelson is the co-founder of Equistar Capital, LLC, a Merchant Banking firm with offices in Salt Lake City, Utah and Zurich, Switzerland, and has served as Equistar’s Managing Partner since its inception in 1999. While with Equistar, Mr. Nelson has been actively involved in raising investment capital and financing for Equistar’s energy sector portfolio companies. Since August 2003, Mr. Nelson has also served as chief financial officer and director of BioComposites International, Inc., one of Equistar’s portfolio companies. Mr. Nelson is a director for two non-profit organizations. Mr. Nelson earned his Bachelor’s degree in Business Administration from the University of Utah and has completed management seminars and courses through the University of Southern California and Wharton School of Business.

Garry Lavold

President and Chief Operating Officer

Garry Lavold, age 60, is President and Chief Operating Officer of PetroHunter Energy Corporation. Mr. Lavold has thirty years of oil and gas development including start up and operations of an 80,000 BPD refinery for Gulf Oil, Vice President for design, construction and project management of large diameter gas pipelines for Nova, now TransCanada Pipelines, in managing offshore supply vessel operations as President of an international supply vessel company operating in Canada and overseas. Previously Mr. Lavold was managing pipeline projects in California for ARB construction. Mr. Lavold received a B.S. in Chemical Engineering and an MBA from the University of Alberta, and is a registered Professional Engineer in Alberta and Ontario, Canada.

Carmen J. Lotito

Chief Financial Officer, Treasurer, Secretary and Director

Carmen J. Lotito, age 61, is Executive Vice President, Chief Financial Officer, Treasurer, Secretary, and Director of PetroHunter Energy Corporation. Mr. Lotito has been a director and chairman of the audit and compensation committees of Gasco Energy, Inc. since April 2001, and was a director of Galaxy Energy Corporation from November 2002 to August 2006. He served as chief financial officer and treasurer of Galaxy Energy Corporation from November 2002 to July 2005, and as executive vice president from August 2004 to July 2005. Both Gasco Energy and Galaxy Energy are subject to the reporting requirements of the Securities Exchange Act of 1934. Mr. Lotito served as vice president, chief financial officer, and director of Coriko Corporation, a private business development company, from November 2000 to August 2002. Prior to joining Coriko, Mr. Lotito was self-employed as a financial consultant. Mr. Lotito holds a B.S. degree in accounting from the University of Southern California.

Dr. Thomas Ahlbrandt

Vice President, Geology

Dr. Thomas Ahlbrandt is the Vice President, Geology, of PetroHunter Energy Corporation. For more than 20 years, Dr. Ahlbrandt worked for the U.S. Geological Survey (USGS) where he served as a chief for the World Energy Project, and led the USGS World Petroleum Assessment in 2000. He currently serves as the Vice Chairman for the United Nations Committee (UNECE), Ad Hoc Group of Experts on the Supply of Fossil Fuels. Dr. Ahlbrandt also served on the Executive Committee of the American Association of Petroleum Geologists (AAPG) as Chairman of the House of Delegates from 1995 to 1996. He has received numerous awards including Distinguished Lecturer of the AAPG, the Distinguished Service Award from AAPG, Outstanding Scientist from the Rocky Mountain Association of Geologists, Distinguished Alumnus of the University of Wyoming and meritorious service Award from the Department of the Interior. Dr. Ahlbrandt also has 19 years of industry experience in exploration and research with ExxonMobil, BPAmoco, and Amerada Hess, and several other independents. He received his B.A. and Ph.D in geology at the University of Wyoming.

Lyle R. Nelson

Vice President, Operations

Lyle R. Nelson is the Vice President, Operations, for PetroHunter Energy Corporation. Previously Mr. Nelson served as Senior Project Manager for Integrated Solutions Group of Halliburton where he worked since September 1998. He was Vice President and Operations Manager of Nescor Energy and Vice President of Petroleum Engineering for Micro-Bac International, Inc. Mr. Nelson has been Manager and Owner of Williston Basin Consulting, Inc and has worked with Amerada Hess Corporation and Texaco, Inc. Mr. Nelson has more than 30 years of experience drilling and completing wells throughout the United States and abroad, including Hungary, Canada, Iraq, Russia, Mexico and Mongolia. He holds a B.S. in civil engineering from South Dakota State University and a B.S. in mathematics from Dakota State College. He has been a registered Professional Petroleum Engineer since 1983.

Greg Cave

Manager, Heavy Oil Division

Greg Cave, age 42, is Manager, Heavy Oil Division, of PetroHunter Energy Corporation. Mr. Cave has been vice president of exploration of Piper Energy, Inc., a private Canadian oil and gas company, since January 2002. From January 1997 until December 2001 Mr. Cave was the senior geologist for Amber Energy Inc., and was responsible for heavy oil exploration and development that grew from 0 – 15,000 bopd in 18 months. Prior to Amber Energy Inc., Mr. Cave worked for PanCanadian, Imperial Oil Resources Limited, and Esso Resources Canada Limited. Mr. Cave has nearly 15 years of experience in heavy oil research and development on a variety of primary, secondary, and thermal process recovery schemes on projects in Canada (Alberta and Saskatchewan) and the United States (Montana, Wyoming, California, Oklahoma, and Texas). With an emphasis on horizontal well exploitation he has been responsible for drilling in excess of 200 horizontal wells. Mr. Cave received a B.Sc. degree specializing in Geology from the University of Alberta.

Dr. Anthony Keith Yeats

Director

Dr. Yeats is the President of Cambridge Earth Sciences Ltd., through which he consults to a number of natural resources companies in the areas of geology and exploration management. He also manages an active research program at the University of Cambridge, UK. Through his participation in a portfolio of international resource exploration and production companies, he has extensive connections with sector finance brokers in Edinburgh and London. Dr. Yeats was previously Vice-President of New Blue Ribbon Resources Ltd., as well as Exploration Manager and Coordinator for Total (10 years), British Petroleum (8 years), and Royal Dutch Shell (13 years). He holds a B.Sc. in Geology from the University of Bristol, and a Ph.D. in Geology from the University of Cambridge.

PetroHunter Project Economics

(in millions of $)

Charts based on data from Gustavon Associates Summary Report dated January 30, 2006. Economic projections for 2006-2010 compiled as a pro forma, without risk considered, based on the first five years of a complete development program of P50 or average expected reserves or resources. All charts relate to the interests of PetroHunter, considering overrides, carried capital expenses, and minimum royalty payments due to MAB Resources LLC.

Glossary of Oil & Gas Terms

Bbl	One barrel of oil; 1 barrel = 35 Imperial gallons (approx.), or 159 liters (approx.); 7.5 barrels = 1 ton (approx.); 6.29 barrels = 1 cubic meter.

Bcf	Billion cubic feet (of gas); 1 Bcf = 0.83 million tons of oil equivalent.

BCGA	Basin-centered gas accumulation, an abnormally- pressured, gas-saturated accumulation in low-perme-ability reservoirs lacking a down-dip water contact.

BOPD	Barrels of oil per day.

Coalbed methane	Natural gas associated with coalbeds.

Commercial field	An oil and/or gas field judged to be capable of producing enough net income to make it worth developing.

Coring	Taking rock samples from a well by means of a special tool — a “core barrel.”

Darcy	A measure of fluid permeability, approximately 1 µm2.

Development phase	The phase in which a proven oil or gas field is brought into production by drilling production (development) wells.

Drilling	The using of a rig and crew for the drilling, suspension, completion, production testing, capping, plugging and abandoning, deepening, plugging back, sidetracking, redrilling or reconditioning of a well (except routine cleanout and pump or rod pulling operations) or the converting of a well to a source, injection, observation, or producing well, and including stratigraphic tests. Also includes any related environmental studies. Associated costs include completion costs but do not include equipping costs.

E&P	Abbreviation for exploration and production.

Enhanced oil recovery	A process whereby oil is recovered other than by the natural pressure in a reservoir.

Exploration drilling	Drilling carried out to determine whether hydrocarbons are present in a particular area or structure.

Exploration phase	The phase of operations that covers the search for oil or gas by carrying out detailed geological and geophysical surveys followed up where appropriate by exploratory drilling.

Exploration well	A well drilled in an unproven area. Also known as a “wildcat well.”

Farm in	When a company acquires an interest in a block by taking over all or part of the financial commitment for drilling an exploration well.

Field	A geographical area under which an oil or gas reservoir lies.

Fracturing	A method of breaking down a formation by pumping fluid at very high pressures. The objective is to increase production rates from a reservoir.

Heavy oil	A type of crude petroleum characterized by high viscosity and a high carbon-to-hydrogen ratio. It is usually not recoverable in its natural state through conventional techniques and has an API gravity between 22.3° and 10°.

Hydrocarbon	A compound containing only the elements hydrogen and carbon. May exist as a solid, a liquid or a gas. The term is mainly used in a catch-all sense for oil, gas and condensate.

Mcf	Thousand cubic feet (of gas).

MMcf	Million cubic feet (of gas).

Microdarcy	A measure of fluid permeability indicating a very low permeability equivalent to .0001 darcy.

Millidarcy	The customary unit of measurement of fluid perme-ability equivalent to .001 darcy.

MMBO	Million barrels of oil.

Natural gas	Gas, occurring naturally, and often found in association with crude petroleum.

Oil-in-place	An estimated measure of the total amount of oil contained in a reservoir, including unrecoverable amounts, and, as such, a higher figure than the estimated reserves of oil.

Operator	The company that has legal authority to drill wells and undertake the production of hydrocarbons that are found. The Operator is often part of a consortium and acts on behalf of this consortium.

Permeability	The property of a formation which quantifies the flow of a fluid through the pore spaces and into the wellbore.

Porosity	The percentage of void in a porous rock compared to the solid formation.

Possible reserves (P10)	Those reserves which at present cannot be regarded as ‘probable’ but are estimated to have a 10% chance of being technically and economically producible.

Primary recovery	Recovery of oil or gas from a reservoir purely by using the natural pressure in the reservoir to force the oil or gas out.

Probable reserves (P50)	Those reserves which are not yet proven but which are estimated to have a 50% chance of being technically and economically producible.

Prospective resources	Those quantities of petroleum which are estimated, on a given date, to be potentially recoverable from undiscovered accumulations.

Proven field	An oil and/or gas field whose physical extent and estimated reserves have been determined.

Proved reserves (P90)	Those reserves which on the available evidence are virtually certain to be technically and economically producible (i.e. having a 90% chance of being produced).

Recoverable reserves	That proportion of the oil and/or gas in a reservoir that can be removed using currently available techniques.

Reservoir	The underground formation where oil and gas has accumulated. It consists of a porous rock to hold the oil or gas, and a cap rock that prevents its escape.

Royalty payment	The cash or kind paid to the owner of mineral rights.

Tcf	Trillion cubic feet (of gas).

Summary of Investment Considerations

Opportunity to Participate in Marc A. Bruner’s Company Building Initiative

Marc A. Bruner and his companies have been investing successfully in exploration and development opportunities for 30 years. Mr. Bruner’s resource strategy has resulted in the formation of several companies with a combined market value of more than $12 billion.

Unprecedented Opportunity in Unconventional Oil & Gas

The available supply of conventional petroleum resources is shrinking and market prices for oil and gas are near record highs. Unconventional resources are available in vast quantities (up to four times larger than conventional reserves) and are underdeveloped globally.

Experienced, Disciplined Management Team with Proven Abilities

PetroHunter’s management team has over 100 years of combined experience in oil and gas with specialization in: exploration, heavy oil research & development, unconventional gas resources, engineering, geology, capital acquisition, finance, and project management.

Balanced Resources & Projects

PetroHunter’s projects provide a diversified group of resources, locations and exploration and development timelines. Prospects include various grades of heavy oil and unconventional gas such as tight sands and coalbed methane. Those resources come from several locations worldwide and will be exploited and moved into production in stages, allowing PetroHunter to minimize risk, and allowing revenues from production to help offset initial project costs.

7 Million Acre License in Australia

The Beetaloo Basin is a giant, under-explored frontier basin that appears to have all the elements of a world-class hydrocarbon system. Geologists believe the basin includes multiple conventional oil and gas plays and a possible large BCGA.

Certain statements in this presentation regarding future expectations and plans for oil and gas exploration and development may be regarded as “forward looking statements.” They are subject to various risks including, but not limited to, the inherent uncertainties in interpreting engineering data related to underground accumulations of oil and gas, timing and capital availability, and other factors to be discussed in detail in the Company’s filings. Any information provided herein is qualified in its entirety by the Company’s filings and any subsequent filing updates, changes or adjustments. Information is current as of the date presented, but as events change, the information herein may become out of date. We encourage you to read our filings to review the more complete discussions of the risks outlined above.

Cautionary Note — The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this Executive Summary, such as prospective resources, that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our most recent Form 10-K available from us at the address shown below at which investors can request the filing. You can also obtain this form from the SEC by calling 1-800-SEC-0330.

1875 Lawrence Street, Suite 1400

Denver, Colorado 80202 USA

Tel.: (303) 572-8900

Fax: (303) 572-8927

www.petrohunter.com

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